As filed on May 27, 2005
Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1406303 (I.R.S. Employer Identification No.)

457 Broadway, Lorain, Ohio	44052

(Address of Principal Executive Offices)	(Zip Code)

Employment Agreement, made as of January 28, 2005, by and among
Daniel E. Klimas, LNB Bancorp, Inc. and The Lorain National Bank;
and Stock Option Agreement, made effective as of February 1,
2005, between LNB Bancorp, Inc. and Daniel E. Klimas

(Full title of the plan)

Copy to:
Mr. Terry M. White	John M. Saganich, Esq.
Executive Vice President,	Vorys, Sater, Seymour and Pease LLP
Chief Financial Officer and	2100 One Cleveland Center
Corporate Secretary	1375 East Ninth Street
LNB Bancorp, Inc.	Cleveland, Ohio 44114-1724
457 Broadway
Lorain, Ohio 44052

(Name and address of agent for service)

(440) 244-6000

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of		Proposed maximum	Proposed maximum
securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered	registered (1)	share	price	registration fee

Common Shares, $1.00 Par Value (2)	95,000	(3)	$1,657,950.00	$195.14

(1)	Of this number, 65,000 common shares are being registered for issuance in connection with the grant pursuant to the Employment Agreement, made as of January 28, 2005, by and among Daniel E. Klimas, LNB Bancorp, Inc. and The Lorain National Bank and 30,000 common shares are being registered for issuance upon the exercise of the option granted pursuant to the Stock Option Agreement, made effective as of February 1, 2005, between LNB Bancorp, Inc. and Daniel E. Klimas.

(2)	This Registration Statement also covers related Series A Voting Preferred Share Purchase Rights (the “Rights”) which evidence the right to purchase, under certain conditions, one one-hundredth of a share of Series A Voting Preferred Shares, no par value. The Registrant is required to deliver one Right with each common share that becomes outstanding until the “distribution date” for the Rights, at which date the Rights will commence trading separately from the common shares.

(3)	Of the 95,000 common shares being registered, 35,000 may be purchased at $19.17 per share. The offering price of the remaining 60,000 common shares has been determined, for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rule 457(h), as $16.45 per share on May 20, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     LNB Bancorp, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and all other reports filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under Commission File Number 0-13203 since that date.

     The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 12, 1985, updated by the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2001, and the description of the Preferred Share Purchase Rights of the Registrant contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 6, 2000, and all amendments thereto or reports filed for the purpose of updating such descriptions heretofore filed by the Registrant with the Commission, are also hereby incorporated by reference.

     Any definitive proxy statement or information statement filed pursuant to Section 14 of the Exchange Act and all documents which may be filed with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the completion of the offerings contemplated by the Employment Agreement, made as of January 28, 2005, by and among Daniel E. Klimas, LNB Bancorp, Inc. and The Lorain National Bank, and the Stock Option Agreement, made effective as of February 1, 2005, between LNB Bancorp, Inc. and Daniel E. Klimas, respectively, also shall be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

     (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

     (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

     (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

     (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

     (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

     (c) By the shareholders;

     (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

     (5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

     (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

     (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

     (b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5),(6) or (7).

     (9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     The directors and officers of the Registrant also may be indemnified by the Registrant pursuant to Article VI of the Registrant’s Amended Code of Regulations, which provides as follows:

Section 1. Definitions.

     For purposes of this Article, the following words and phrases shall have the meanings designated below:

     a. “Claim” means, with respect to any Indemnified Individual, any and all threatened, pending or completed claims, actions, suits or proceedings (whether civil, criminal, administrative, investigative or otherwise and whether under State or Federal law) and any and all appeals related thereto; and

     b. “Indemnified Individual” means, subject to Section 8 of this Article, such of the following as the board of directors may determine (by a majority vote of a quorum of disinterested directors): all past, present and future shareholders, directors, officers, employees and other agents of the Registrant acting in any capacity at the request of or on behalf of the Registrant; and

     c. “Liabilities” means any and all judgments, decrees, fines, investigation costs, penalties, expenses, fees, amounts paid in settlement, costs, losses, expenses (including, but not limited to, attorneys’ fees and court costs), charges, and any other liabilities actually and reasonably incurred by an Indemnified Individual with respect to any Claim, either before or after final disposition of the Claim.

Section 2. Indemnification for Third-Party Claims.

     To the fullest extent authorized or permitted by law, the shareholders hereby determine that the Registrant shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim (other than a Claim by or in the right of the Registrant), under which the Indemnified Individual is a party or participant because of actions or omissions of the Registrant or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of the Registrant, if such Indemnified Individual has acted in good faith and in a manner the Indemnified Individual reasonably believed to be in and not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if the Indemnified Individual had no reasonable cause to believe the Indemnified Individual’s conduct was unlawful; provided, however, that (unless otherwise determined by a majority vote of a quorum of disinterested directors) the Registrant shall not indemnify or save harmless an Indemnified Individual for such person’s willful misconduct.

Section 3. Indemnification for Claims by or in the Right of the Registrant.

     To the fullest extent authorized or permitted by law, the shareholders hereby determine that the Registrant shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim by or in the right of the Registrant, under which the Indemnified Individual is a party or participant because of actions or omissions of the Registrant or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of the Registrant, if the Indemnified Individual acted in good faith and in a manner the Indemnified Individual reasonably believed to be in (or not opposed to) the best interests of the Registrant; provided, however, that the Registrant shall not indemnify or save harmless an Indemnified Individual for (i) such person’s adjudicated negligence or misconduct in the performance of the Indemnified Individual’s duty to the Registrant, or (ii) a violation of Section 1701.95 of the Ohio Revised Code.

Section 4. Release from Liability and Contribution.

     To the fullest extent authorized or permitted by law, no Indemnified Individual shall be liable to the Registrant or to any other person and no Claim shall be maintained against any Indemnified Individual by the Registrant (or, for the Registrant’s benefit, by any other shareholder) because of any action or omission (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of such Indemnified Individual in any capacity at the request of or on behalf of the Registrant; provided, however, that an Indemnified Individual shall be liable to the Registrant for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors. To the fullest extent authorized or permitted by law, no Indemnified Individual shall be responsible for or be required to contribute to the payment of any Liabilities incurred by the Registrant or by any other Indemnified Individual because of the actions or omissions (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of any Indemnified Individual serving in any capacity at the request of or on behalf of the Registrant; provided, however, that an indemnified Individual shall be liable to the Registrant and to any other Indemnified Individual for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors.

Section 5. Subrogation.

     To the extent of any payment by the Registrant under this Article, the Registrant: (i) shall be subrogated to all the Indemnified Individual’s rights of recovery from any other person and, as a condition precedent to any indemnification or other rights under this Article, such Indemnified Individual shall execute all reasonable documents and take all reasonable actions requested by the Registrant to implement the Registrant’s right of subrogation, and (ii) hereby waives any right of subrogation against or contribution from an Indemnified Individual.

Section 6. Insurance and Similar Protection.

     Whether or not the indemnification, release and other provisions of Section 2, Section 3 or Section 4 of this Article apply, the Registrant may purchase and maintain insurance upon and/or furnish similar protection (including, but not limited to: trust funds, letters of credit and self-insurance) for any Indemnified Individual to cover any Liabilities such Indemnified Individual might incur from the exercise of the Indemnified Individual’s duties for the Registrant or from such Indemnified Individual’s capacity as an agent or representative of the Registrant.

Section 7. Other Rights.

     The provisions of this Article shall be in addition to and shall not exclude or limit any rights or benefits to which any Indemnified Individual is or may be otherwise entitled: (a) as a matter of law or statute; (b) by the Registrant’s Second Amended Articles of Incorporation, Amended Code of Regulations or any bylaws; (c) by any agreement; (d) by the vote of shareholders or directors; or (e) otherwise.

Section 8. Conditions and Limitations.

     a. As a condition precedent to the indemnification, release and/or performance of any other obligation of the Registrant under this Article, the Indemnified Individual must first: (1) promptly notify the President or Corporate Secretary of the Registrant of any actual or potential Claim; and (2) authorize and permit the Registrant, in its sole discretion, to choose any legal counsel to defend and otherwise handle the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (3) permit the Registrant to assume total, complete and exclusive control of the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (4) in all respects, cooperate with the Registrant and its counsel in the defense of the Claim and in the prosecution of any counter-claims, cross-claims and defenses.

     b. At the Registrant’s option, the Registrant’s obligations under this Article may cease and terminate (without notice or demand): (i) if the Indemnified Individual is an employee of the Registrant, upon termination of the Indemnified Individual’s employment with the Corporation, or (ii) if the Indemnified Individual is a director or officer, upon removal of such director or officer for cause (as determined by the board of directors) in accordance with the Amended Code of Regulations.

     The Registrant has entered into employment agreements with certain of its officers which provide for indemnification for matters relating to such officer’s good faith actions or omissions arising from the performance of such officer’s duties thereunder. Indemnification pursuant to such agreements is conditioned upon such officer (a) notifying the Registrant of any actual or potential claims, (b) authorizing and permitting the Registrant, in its sole discretion, to choose any legal counsel to defend or otherwise handle the claims and all proceedings and matters relating thereto, (c) permitting the Registrant to assume total, complete and exclusive control of the claims and all proceedings and matters relating thereto and (d) cooperating in all respects with the Registrant in handling the claims and all proceedings and matters related thereto.

     The Registrant carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the Index to Exhibits attached hereto at page 12.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lorain, State of Ohio, on the 27th day of May, 2005.

LNB BANCORP, INC.
By:	/s/ Terry M. White
Terry M. White, Executive Vice President, Chief
Financial Officer and Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of May, 2005.

Signature	Title
*Daniel P. Batista	Director

Daniel P. Batista

*Robert M. Campana	Director

Robert M. Campana

*Terry D. Goode	Director

Terry D. Goode

*James F. Kidd	Director

James F. Kidd

*David M. Koethe	Director

David M. Koethe

*Benjamin G. Norton	Director

Benjamin G. Norton

Signature	Title
*Jeffrey F. Riddell	Director

Jeffrey F. Riddell

*John W. Schaeffer	Director

John W. Schaeffer, M.D.

*Eugene M. Sofranko	Director

Eugene M. Sofranko

*Stanley G. Pijor	Director

Stanley G. Pijor

*Lee C. Howley	Director

Lee C. Howley

*James R. Herrick	Chairman of the Board and Director

James R. Herrick

*Daniel E. Klimas	President, Chief Executive Officer and Director

Daniel E. Klimas	(Principal Executive Officer)

/s/ Terry M. White	Executive Vice President, Chief Financial Officer

Terry M. White	and Corporate Secretary (Principal Financial Officer and Principal Accounting Officer)

*	By Terry M. White pursuant to a Power of Attorney executed by the directors and executive officers listed above, which Power of Attorney has been filed with the Commission.

/s/ Terry M. White

Terry M. White, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description	Location
4.1	Second Amended Articles of Incorporation	Incorporated herein by reference to the Quarterly Report on Form 10-Q of the Registrant, dated November 13, 2000, and filed November 14, 2000 (File No. 0-13203) [Exhibit 3(a)]

4.2	Amended Code of Regulations	Incorporated herein by reference to the Current Report on Form 8-K of the Registrant, dated January 4, 2001, and filed January 4, 2001 (File No. 0-13203) [Exhibit 3]

4.3	Rights Agreement, dated as of October 24, 2000, between LNB Bancorp, Inc. and Registrar and Transfer Company	Incorporated herein by reference to the Registration Statement on Form 8-A of the Registrant, dated November 2, 2000, and filed November 6, 2000 (File No. 0-13203) [Exhibit 1]

5	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities	*

10.1	Employment Agreement, made as of January 28, 2005, by and among Daniel E. Klimas, LNB Bancorp, Inc. and The Lorain National Bank	Incorporated herein by reference to the Annual Report on Form 10-K of the Registrant, dated March 11, 2005, and filed March 14, 2005 (File No. 0-13203) [Exhibit (10(a))]

10.2	Stock Option Agreement, made effective as of February 1, 2005, between LNB Bancorp, Inc. and Daniel E. Klimas	*

23.1	Consent of Vorys, Sater, Seymour and Pease LLP	(Contained in Exhibit 5)

Exhibit No.	Description	Location
23.2	Consent of Independent Registered Public Accounting Firm	*

24	Power of Attorney	*

*	Filed herewith.